COURT RULES IN FAVOR OF LIFE PARTNERS

Company’s Life Settlements Ruled Not Securities; Previously Declared Dividend to be Paid

WACO, Texas – September 26, 2012 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI), parent company of Life Partners, Inc., announced today that Travis County District Judge Stephen Yelenosky ruled that the life settlement transactions that it facilitates are not securities under Texas law. Although subject to appeal, the ruling effectively ends the Texas Attorney General’s suit against Life Partners, which had asserted that the 21 year old company’s life settlement transactions were securities under Texas law. In making its ruling, the Court denied all relief sought by Texas Attorney General Greg Abbott which includes an end to a temporary restraining order which will permit Life Partners to pay the $0.10 dividend it had previously declared to shareholders of record as of September 3, 2012. The court made the ruling after a two-day evidentiary hearing.

Life Partners CEO, Brian Pardo, expressed gratitude for the integrity of the judicial system. “The Attorney General brought this case knowing that both a Federal Court of Appeals and a Texas appeals court have ruled specifically that Life Partners’ life settlements are not securities. The Attorney General has issued inflammatory press releases and used this suit as a vehicle to make baseless claims of fraud, insolvency and a lack of regulation. None of that is true. We have been in business for 20 years. We have facilitated over 143,000 purchaser transactions involving over 6,500 policies totaling over $3 billion in face value.”

Pardo went on to say, “Notwithstanding the Attorney General’s unfounded allegations, the truth is that Life Partners Holdings is a publicly held company with over $40 million in assets, over $10 million in cash and no debt. Our subsidiary, Life Partners, Inc., provides a valuable financial option to seniors who want to sell their life policies as well as to accredited investors looking for alternative investments. In fact, since the start of our fiscal year in March, we have seen over $40 million paid to owners of life settlements that were transacted through our company. We do not defraud or deceive anyone. Life Partners is licensed as a viatical and life settlement company by the Texas Department of Insurance, with whom we file our transaction documents, make certain disclosures to insureds and sellers, file annual reports, and abstain from unfair business practices. The Attorney General’s mischaracterization of our business was a disservice to the purchasers of our life settlements and to our shareholders who were damaged by this abuse of power.”

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Visit our website at: www.lphi.com.

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Life Partners Holdings, Inc.
Shareholder Relations
254-751-7797
info@lifepartnersinc.com

Source: Life Partners Holdings, Inc.

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